Exhibit 99.1

FOR IMMEDIATE RELEASE

LIVE NATION REPORTS FIRST QUARTER 2009 RESULTS SHOWING COMPANY ON TRACK TO

DELIVER 2009 PLAN

- Revenue increased over prior year on a constant currency basis -

- Deferred revenue reaches $696 million at end of first quarter, up 24% year over year; increase indicates strong summer ticket sales -

- Per head spending increased by $3.06 per fan in North American Music and total revenue per fan increased 5.7% to $66.48 per attendee -

- Sponsorship revenue up $3.1 million driven by increased average revenue per sponsor of nearly 103% -

LOS ANGELES – May 7, 2009 – Live Nation (NYSE: LYV) released financial results for the three months ended March 31, 2009 today.

“Our first quarter results were in line with our plan and, despite challenging economic times, fans are buying concert tickets at a healthy pace,” said Michael Rapino, President and Chief Executive Officer of Live Nation. “During the quarter, several trends emerged that serve as an indicator for the year ahead. Deferred revenue grew significantly, highlighting the strength of summer ticket sales. Per head revenue grew, indicating that event onsite purchasing patterns of fans have remained strong. Our sponsorship revenue also increased in the quarter, despite the global advertising turndown. During the quarter, we cut our capital expenditures nearly in half and are on track to reduce our capital expenditures by approximately 70% in 2009. As a result, we expect to drive strong growth in our cash flows in 2009, which will allow us to begin to reduce our debt, to the benefit of our shareholders.”

Highlights:

•	Reported revenue of $499.3 million was impacted negatively by $48.6 million of foreign currency exchange movements. Revenue on a constant currency basis was up almost 3% over the prior year.

•	International music had a strong first quarter with a 19% increase in events to 1,527 and a 17% increase in attendees during the quarter.

•

Continued our strategy to increase relationships with larger corporate sponsors, generating an increase in average revenue per sponsor of nearly 103% for the quarter. Some of our new sponsorship arrangements in 2009 include JTI, Anheuser-Busch and Comcast.

•

Capital expenditures in the quarter were reduced 45% as compared to the first quarter of 2008 in line with our current plan to reduce overall capital expenditures to less than $55 million for 2009, down from $187 million in 2008.

•	Deferred revenue as of March 2009 was $696.2 million as compared to a balance of $560.4 million as of March 2008.

•	Since launching our new ticketing platform, we have sold 4.4 million tickets globally through March, including 4.2 million tickets in the first quarter of 2009.

•

We continue the process of seeking regulatory approval for our pending merger with Ticketmaster Entertainment, Inc., which we announced in February 2009. We remain confident that this transaction will be completed in the second half of 2009.

Below are what we believe to be our key metrics related to our businesses as of the first quarter:

METRICS

(Unaudited; $ in millions except as noted)
Key Drivers	Q1 2009	Q1 2008	Variance (Qtr.)
Global Music
Talent Costs and Other Event Direct Operating Expenses	$368.6	$389.0	(5.2)%
Talent and Other Event Expenses as % of Total Revenue	77.8%	78.2%
Number of Live Rights (Concerts) (est.)	4,528	4,481	1.0%
Number of Ancillary Live Rights – as of period end (est.)	892	797	11.9%
Total Attendance (est.) – International Music	2,962,000	2,524,000	17.4%
Total Attendance (est.) – North American Music	4,162,000	5,379,000	(22.6)%
Total Revenue per Attendee (Fan)	$66.48	$62.91	5.7%
Sponsorship
Number of Sponsors – as of period end (est.)	304	528	(42.4)%
Sponsorship Revenue Recognized	$21.0	$17.9	17.3%
Average Sponsorship Revenue per Sponsor (rounded, whole $)	$69,000	$34,000	102.9%

FINANCIAL HIGHLIGHTS – 1st QUARTER (Unaudited)

	Q1 2009	Q1 2008	Variance
	($ in millions)
Revenue
North American Music	$322.2	$335.0	(3.8)%
International Music	151.4	162.2	(6.7)%
Ticketing	10.1	5.7	77.2%
Other	15.6	29.8	(47.7)%

	$499.3	$532.7	(6.3)%

				Margins
				Q1 2009	Q1 2008
Adjusted Operating Income (Loss)
North American Music	$(26.5)	$(23.9)	(10.8)%	(8.2)%	(7.1)%
International Music	3.6	(1.0)	* *	2.4%	(0.6)%
Ticketing	(5.7)	(3.4)	* *	* *	* *
Other	5.1	6.2	(17.7)%	32.7%	20.9%
Corporate	(10.9)	(9.3)	(17.2)%

	$(34.4)	$(31.4)	(9.5)%	(6.9)%	(5.9)%

Operating Income (Loss)
North American Music	$(58.1)	$(45.5)	(27.7)%	(18.0)%	(13.6)%
International Music	(4.0)	(11.8)	66.1%	(2.6)%	(7.3)%
Ticketing	(9.2)	(3.9)	* *	* *	* *
Other	3.7	4.1	(9.8)%	23.7%	13.8%
Corporate	(16.8)	(13.2)	(27.3)%

	$(84.4)	$(70.3)	(20.1)%	(16.9)%	(13.2)%

**	percentages not meaningful

The highlights of our financial information for the first quarter of 2009 as compared to the first quarter of 2008 are as follows:

Revenue change – Total decrease of $33.4 million, primarily driven by:

•	($48.6) million – Foreign exchange movements, primarily in International Music.

•	$11.1 million – Acquisitions primarily of DFC in International Music and smaller acquisitions in North American Music.

•	$17.2 million – Increase in International Music driven by higher promotion revenue in Sweden, The Netherlands and Belgium primarily due to strong stadium, arena and theater events.

Adjusted Operating Income (Loss) change – Total decrease of $3.0 million, primarily driven by:

•	($1.2) million – Foreign exchange movements, primarily in International Music.

•	$4.7 million – Increase in International Music primarily due to strong stadium, arena and theater events and the reopening of the O2 Dublin.

•

($2.3) million – Decline in Ticketing primarily due to the ticketing business now at full operations as compared to beginning development (and, therefore, at a lower cost base) in the first quarter of 2008. Ticketing was also impacted by the timing of revenue recognition as ticket service charge revenue is not recognized until the event takes place.

Operating Income (Loss) change – Total decrease of $14.1 million, primarily driven by:

•	($3.0) million – Overall decrease in Adjusted Operating Income (Loss) noted above.

•

($9.2) million – Increase in depreciation and amortization expense primarily due to an impairment of $7.7 million recorded during 2009 related to an agreement to sell two theaters and a club in Boston as part of our overall focus on disposing of non-core assets to improve leverage.

•

($3.8) million – Acquisition transaction costs in Corporate and International Music which are now required to be expensed under new accounting rules in 2009. These costs are primarily related to our planned merger with Ticketmaster Entertainment, Inc.

Other Information –

•

As of March 31, 2009, our cash and cash equivalents were $357.1 million and our total long-term debt was $800.3 million, including $100.0 million outstanding on our revolving credit facility. Free cash as of March 31, 2009 was ($103.5) million and free cash flow was ($51.9) million for the first quarter of 2009 as compared to ($52.2) million in 2008.

•

For the three months ended March 31, 2009, maintenance capital expenditures were $2.9 million and capital expenditures for revenue generating projects were $9.7 million, a total decline of $10.5 million compared to last year due to the completion of buildings that were built or renovated in 2008 and our focus on reducing capital expenditures in 2009.

•

We currently expect maintenance capital expenditures to be approximately $20.0 million for the full year 2009 and total revenue generating capital expenditures to be approximately $35.0 million for the year.

Conference Call:

The company will host a teleconference today, May 7, 2009 at 5:00 p.m. Eastern Time, which can be accessed by dialing 888-603-6873 (U.S.) or 973-321-1019 (Int’l) and referencing passcode 94762991. To access the call via webcast, please visit the Investor Relations section of the company’s website at www.livenation.com/investors. Please visit the website approximately ten minutes prior to start time to ensure a connection. Additional statistical and financial information to be provided on the call, if any, will be posted supplementally under that same link. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the Live Nation website through May 14, 2009.

About Live Nation:

Live Nation’s mission is to maximize the live concert experience. Our core business is producing, marketing and selling live concerts for artists via our global concert pipe. Live Nation is the largest producer of live concerts in the world, annually producing over 22,000 concerts for 1,600 artists in 33 countries. During 2008, the company sold over 50 million concert tickets and drove over 70 million unique visitors to LiveNation.com. Live Nation is transforming the concert business by expanding its concert platform into ticketing and building the industry’s first artist-to-fan vertically integrated concert platform. The company is headquartered in Los Angeles, California and is listed on the New York Stock Exchange, trading under the symbol LYV. For additional information about the company, please visit www.livenation.com/investors.

Media Contact:	Investor Contacts:

John Vlautin	Linda Bandov
Live Nation, Inc.	Live Nation, Inc.
(310) 867-7000	(310) 867-7000
johnvlautin@livenation.com	lindabandov@livenation.com

Brad Edwards
Brainerd Communicators, Inc.
212-986-6667
edwards@braincomm.com

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2009	2008
		(as adjusted)
	(in thousands except share and per share data)
Revenue	$499,258	$532,689
Operating expenses:
Direct operating expenses	376,165	402,311
Selling, general and administrative expenses	147,334	154,397
Depreciation and amortization	43,413	34,229
Loss (gain) on sale of operating assets	(268)	449
Corporate expenses	17,045	11,641

Operating loss	(84,431)	(70,338)
Interest expense	17,313	17,766
Interest income	(1,082)	(2,162)
Equity in earnings of nonconsolidated affiliates	(575)	(288)
Other expense (income) — net	1,695	(863)

Loss from continuing operations before income taxes	(101,782)	(84,791)
Income tax expense (benefit):
Current	2,521	(16,983)
Deferred	(1,146)	3,021

Loss from continuing operations	(103,157)	(70,829)
Income from discontinued operations, net of tax	—	31,366

Net loss	(103,157)	(39,463)
Net loss attributable to minority interests	(450)	(2,222)

Net loss attributable to Live Nation, Inc.	$(102,707)	$(37,241)

Basic and diluted net income (loss) per common share attributable to common stockholders:
Loss from continuing operations attributable to Live Nation, Inc.	$(1.29)	$(0.92)

Income from discontinued operations.	—	0.42

Net loss attributable to Live Nation, Inc.	$(1.29)	$(0.50)

Weighted average common shares outstanding:
Basic and diluted	79,601,562	74,984,934

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2009	December 31, 2008
		(as adjusted)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$357,104	$199,660
Accounts receivable, less allowance of $7,585 as of March 31, 2009 and $10,376 as of December 31, 2008	214,449	217,286
Prepaid expenses	381,853	194,355
Other current assets	34,779	28,517

Total Current Assets	988,185	639,818
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	976,177	990,433
Furniture and other equipment	284,260	260,524
Construction in progress	24,696	41,282

	1,285,133	1,292,239
Less accumulated depreciation	421,223	404,504

	863,910	887,735
INTANGIBLE ASSETS
Intangible assets — net	502,096	514,469
Goodwill	191,856	205,296
OTHER LONG-TERM ASSETS
Notes receivable, less allowance of $562 as of March 31, 2009 and December 31, 2008	816	672
Investments in nonconsolidated affiliates	17,378	18,519
Other long-term assets	221,525	210,214

Total Assets	$2,785,766	$2,476,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$53,549	$53,563
Accrued expenses	360,859	378,992
Deferred revenue	696,240	225,664
Current portion of long-term debt	48,150	48,637
Other current liabilities	55,953	64,381

Total Current Liabilities	1,214,751	771,237
Long-term debt, net of discount	752,111	775,483
Other long-term liabilities	135,689	146,360
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock	858	785
Additional paid-in capital	1,085,005	1,063,564
Retained deficit	(476,313)	(373,606)
Cost of shares held in treasury	(9,514)	(7,861)
Accumulated other comprehensive loss	(18,486)	(961)

Total Live Nation, Inc. stockholders’ equity	581,550	681,921
Minority interests	61,665	61,722

Total Stockholders’ Equity	643,215	743,643

Total Liabilities and Stockholders’ Equity	$2,785,766	$2,476,723

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2009	2008
		(as adjusted)
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(103,157)	$(39,463)
Reconciling items:
Depreciation	29,100	17,508
Amortization of intangibles	14,313	17,036
Deferred income tax expense (benefit)	(1,146)	3,021
Amortization of debt issuance costs	855	766
Amortization of debt discount	2,123	1,926
Non-cash compensation expense	3,076	3,435
Gain on sale of operating assets	(268)	(20,340)
Equity in losses (earnings) of nonconsolidated affiliates	(575)	289
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(16,126)	(12,913)
Increase in prepaid expenses	(188,693)	(103,087)
Increase in other assets	(20,172)	(30,703)
Decrease in accounts payable, accrued expenses and other liabilities	(3,668)	(18,476)
Increase in deferred revenue	474,160	335,508
Decrease in other — net	—	(43)

Net cash provided by operating activities	189,822	154,464
CASH FLOWS FROM INVESTING ACTIVITIES
Collection of notes receivable	117	19
Advances to notes receivable	(111)	(552)
Distributions from nonconsolidated affiliates	1,245	2,445
Investments made in nonconsolidated affiliates	(15)	(250)
Purchases of property, plant and equipment	(12,635)	(23,120)
Proceeds from disposal of operating assets, net of cash divested	12,926	22,895
Cash paid for acquisitions, net of cash acquired	(2,660)	(6,754)
Purchases of intangible assets	(860)	(1,248)
Decrease in other — net	117	31

Net cash used in investing activities	(1,876)	(6,534)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	153,367	18,329
Payments on long-term debt	(176,037)	(77,014)
Distributions to minority interest partners	(42)	(195)
Issuance of treasury stock	1,553	—
Payments for purchases of common stock	(5,803)	—

Net cash used in financing activities	(26,962)	(58,880)
Effect of exchange rate changes on cash and cash equivalents	(3,540)	5,824

Net increase in cash and cash equivalents	157,444	94,874
Cash and cash equivalents at beginning of period	199,660	338,991

Cash and cash equivalents at end of period	$357,104	$433,865

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the potential health and growth of Live Nation’s business; the company’s anticipated achievement of its strategic objectives; the company’s anticipated cash flow growth during 2009; the company’s planned capital expenditures; the company’s expected ticket sales; and the anticipated timing of the closing of the company’s pending merger with Ticketmaster Entertainment, Inc. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company’s plans, the risk that the company’s markets do not evolve as anticipated, the potential impact of the economic slowdown and operational challenges associated with selling tickets and staging events.

Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that the company defines as operating income (loss) before depreciation and amortization, loss (gain) on sale of operating assets, acquisition transaction costs and non-cash compensation expense. The company uses Adjusted Operating Income (Loss) to evaluate the performance of its operating segments. The company believes that information about Adjusted Operating Income (Loss) assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted Operating Income (Loss) is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted Operating Income (Loss) as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the company’s business. Accordingly, Adjusted Operating Income (Loss) should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted Operating Income (Loss) as presented herein may not be comparable to similarly titled measures of other companies.

Free Cash Flow is a non-GAAP financial measure that the company defines as Adjusted Operating Income (Loss) less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to minority interest partners plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented above may not be comparable to similarly titled measures of other companies.

Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less event-related deferred revenue, less accrued artist fees, less collections on behalf of others plus prepaids related to artist settlements and events. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and finance venue and other revenue generating expenditures. Free cash is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss) – First Quarter

($ in millions)	Adjusted operating income (loss)	Non-cash compensation expense	Loss (gain) on sale of operating assets	Acquisition transaction costs	Depreciation and amortization	Operating income (loss)
	Three months ended March 31, 2009
North American Music	$(26.5)	$1.1	$(0.1)	$—	$30.6	$(58.1)
International Music	3.6	0.1	(0.2)	0.1	7.6	(4.0)
Ticketing	(5.7)	—	—	—	3.5	(9.2)
Other	5.1	—	—	—	1.4	3.7
Corporate	(10.9)	1.9	—	3.7	0.3	(16.8)

Total Live Nation	$(34.4)	$3.1	$(0.3)	$3.8	$43.4	$(84.4)

	Three months ended March 31, 2008
North American Music	$(23.9)	$1.6	$—	$—	$20.0	$(45.5)
International Music	(1.0)	0.2	—	—	10.6	(11.8)
Ticketing	(3.4)	0.1	—	—	0.4	(3.9)
Other	6.2	—	(0.1)	—	2.2	4.1
Corporate	(9.3)	2.4	0.5	—	1.0	(13.2)

Total Live Nation	$(31.4)	$4.3	$0.4	$—	$34.2	$(70.3)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow – First Quarter

($ in millions)	Q1 2009	Q1 2008
Adjusted operating income (loss)	$(34.4)	$(31.4)
Less: Cash interest expense — net	(13.3)	(12.9)
Cash taxes	(2.5)	(3.6)
Maintenance capital expenditures	(2.9)	(6.3)
Distributions to minority interest partners	—	(0.2)
Distributions from (contributions to) investments in nonconsolidated affiliates	1.2	2.2

Free cash flow	$(51.9)	$(52.2)

Reconciliation of Cash and Cash Equivalents to Free Cash as of March 31, 2009

($ in millions)	March 31, 2009
Cash and cash equivalents	$357.1
Deferred revenue	$(622.5)
Accrued artist fees	$(11.2)
Collections on behalf of others	$(96.2)
Prepaids related to artist settlements/events	$269.3

Free cash	$(103.5)